EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Brandywine Realty Trust of our report dated March 14, 2005, except for Note 25, which is as of November 14, 2005, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Prentiss Properties Trust, which appears in the Current Reports on Form 8-K of Brandywine Realty Trust and Brandywine Operating Partnership, L.P. dated December 14, 2005. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP Dallas, Texas January 23, 2006